UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.           )
Filed by the Registrant
Filed by a Party other than the Registrant
Check the appropriate box:
    Preliminary Proxy Statement
    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    Definitive Proxy Statement
    Definitive Additional Materials
    Soliciting Material under §240.14a-12
Vitesse Energy, Inc.
(Name of the Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than Registrant)
Payment of Filing Fee (Check the appropriate box):
    No fee required.
    Fee paid previously with preliminary materials.
    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Dear Stockholder:
We are pleased to invite you to attend the 2024 Annual Meeting of Stockholders of Vitesse Energy, Inc., a Delaware corporation (the “Company,” “Vitesse,” “we,” “our” or “us”), to be conducted online on Thursday, May 2, 2024, commencing at 9:00 a.m. Mountain Time.
The meeting will be completely virtual. Hosting a virtual meeting provides expanded access, improved communication and cost savings for our stockholders and us and enables stockholder participation from any location around the world.
You may attend the meeting and vote your shares and submit questions electronically during the meeting via live webcast by logging in at: www.virtualshareholdermeeting.com/VTS2024. We recommend that you log in at least 15 minutes before the meeting to ensure that you are logged in when the meeting starts.
The formal notice of the meeting and proxy statement follow this cover letter. Enclosed with this proxy statement are your proxy card, a return envelope and a copy of our Annual Report on Form 10-K for the year ended December 31, 2023.
We hope you are able to attend the meeting. Thank you.
By Order of the Board of Directors,
/s/ Robert W. Gerrity
Robert W. Gerrity
Chairman and Chief Executive Officer

VITESSE ENERGY, INC.
5619 DTC Parkway, Suite 700
Greenwood Village, CO 80111
NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 2, 2024
To the Stockholders of Vitesse Energy, Inc.:
Notice is hereby given that the 2024 Annual Meeting of Stockholders of Vitesse Energy, Inc., a Delaware corporation (the “Company,” “Vitesse,” “we,” “our” or “us”), will be conducted online at www.virtualshareholdermeeting.com/VTS2024, on Thursday, May 2, 2024, at 9:00 a.m. Mountain Time (the “Annual Meeting”). For purposes of attendance at the Annual Meeting, all references in this notice and the accompanying proxy statement to “attend,” “present in person” or “in person” shall mean virtually present at the Annual Meeting. The Annual Meeting is being held for the following purposes:
•To elect seven directors to serve until the annual meeting of stockholders in 2025;
•To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024; and
•To transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.
Only stockholders of record at the close of business on March 5, 2024, are entitled to notice of, and to vote at, the Annual Meeting, or any adjournment(s) or postponement(s) thereof.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting. The following proxy materials and information are available for you to review online at www.virtualshareholdermeeting.com/VTS2024: (i) our notice of annual meeting and proxy statement (which includes instructions on how to attend and vote your shares electronically during the Annual Meeting); (ii) our Annual Report on Form 10-K for the year ended December 31, 2023; and (iii) our form of proxy card.
Your vote is important. You may vote your shares via the Internet both before and during the Annual Meeting, or by telephone or mail in advance. Please refer to the section “Voting Instructions” for detailed voting instructions. Whether or not you are able to attend the Annual Meeting virtually, we urge you to vote your shares in advance of the Annual Meeting as promptly as possible.
We look forward to you joining us during the Annual Meeting.
By Order of the Board of Directors,
/s/ Robert W. Gerrity
Robert W. Gerrity
Chairman and Chief Executive Officer
Greenwood Village, Colorado
March 19, 2024

IMPORTANT NOTICE REGARDING THE AVAILABILITY
OF PROXY MATERIALS FOR THE ANNUAL MEETING
TO BE HELD ON MAY 2, 2024
The Proxy Statement and Vitesse Energy, Inc.’s Annual Report on Form 10-K are available electronically at www.virtualshareholdermeeting.com/VTS2024.

TABLE OF CONTENTS

VITESSE ENERGY, INC.
5619 DTC Parkway, Suite 700
Greenwood Village, CO 80111
PROXY STATEMENT
2024 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 2, 2024
THE ANNUAL MEETING
We are furnishing you this proxy statement in connection with the solicitation of proxies by our board of directors (our “Board of Directors” or our “Board”) in connection with the 2024 Annual Meeting of Stockholders of Vitesse Energy, Inc., a Delaware corporation (the “Company,” “Vitesse,” “we,” “our” or “us”) that will be held virtually at www.virtualshareholdermeeting.com/VTS2024 , on Thursday, May 2, 2024 at 9:00 a.m. Mountain Time (the “Annual Meeting”).
Definitive copies of this proxy statement and related proxy card, or a notice of internet availability, are first being sent on or about March 19, 2024 to all stockholders of record at the close of business on March 5, 2024 (the “record date”). On the record date, there were 29,453,975 shares of our common stock outstanding and entitled to vote at the Annual Meeting.
Company Background
The Company is a Delaware corporation formed on August 5, 2022, for the purpose of effecting a “spin-off” transaction (the “Spin-Off”) by Jefferies Financial Group Inc. (NYSE: JEF) (“Jefferies”). We are an independent energy company focused on returning capital to stockholders through owning financial interests as a non-operator in oil and natural gas wells. Prior to the Spin-Off, the Company acquired all of the issued and outstanding equity interests of Vitesse Energy, LLC (“Vitesse Energy”) and Vitesse Oil, LLC (“Vitesse Oil”), which together acquire, develop, manage and monetize non-operated oil and natural gas working, royalty and mineral interests in the United States, primarily in the Bakken and Three Forks formations in the Williston Basin of North Dakota and Montana.
Quorum; Abstentions; Broker Non-Votes
A quorum is necessary to hold a valid meeting. The presence (including virtually) in person or by proxy of holders of a majority of the voting power of the Company’s shares issued and outstanding and entitled to vote at the Annual Meeting is required to constitute a quorum to hold the Annual Meeting. Based on the proposals to be voted upon, abstentions and broker non-votes will be counted as present for establishing a quorum.
Abstentions occur when stockholders are present at the Annual Meeting but fail to vote or voluntarily withhold their vote for any of the matters upon which the stockholders are voting.
If you are a beneficial owner of shares and do not provide your broker, bank or other nominee with specific voting instructions, the rules of the New York Stock Exchange (“NYSE”) require that these institutions only vote on matters for which they have discretionary power to vote. If your broker, bank or other nominee does not receive instructions from you on how to vote your shares and they do not have discretion to vote on the matter, then the broker, bank or other nominee will inform the inspector of election that it does not have the authority to vote on the matter with respect to your shares, resulting in a “broker non-vote.” If you are the beneficial owner of shares and you do not give specific voting instructions to your broker, bank or other nominee, pursuant to NYSE Rule 452, the institution will only be entitled to vote your shares in its discretion with respect to the ratification of the independent registered public accounting firm (Proposal No. 2). Therefore, no broker non-votes will occur with respect to Proposal No. 2. Your broker, bank or other nominee is not permitted to vote on your behalf in the election of directors (Proposal No. 1), unless you provide specific instructions to them. Accordingly, if you do not provide timely voting instructions to your broker, bank or other nominee that holds your shares, that institution will be prohibited from voting on Proposal No. 1 in its discretion and will not have any effect on the outcome of voting on the election of directors.

VOTING INSTRUCTIONS
You are entitled to one vote for each share of common stock that you own as of the close of business on the record date. Please carefully read the instructions below on how to vote your shares. Because the instructions vary depending on how you hold your shares, it is important that you follow the instructions that apply to your particular situation.
If Your Shares are Held in Your Name
Stockholders of Record. If your shares are registered directly in your name with the Company’s transfer agent, you are considered the stockholder of record with respect to those shares, and your proxy materials, proxy card or other voting instructions are being sent directly to you by our agent. As a stockholder of record, you have the right to vote by proxy or to vote electronically during the Annual Meeting.
Voting by Proxy. Even if you plan to attend the Annual Meeting virtually, please vote as soon as possible by Internet, phone or mail in accordance with the instructions provided to you on your notice of internet availability, proxy materials or proxy card from our agent.
Voting During the Annual Meeting. If you plan to attend the Annual Meeting virtually, you will be able to vote during the meeting. In order to vote at the Annual Meeting, please refer to the specific instructions set forth on each notice of internet availability of proxy materials or proxy card you received. For security reasons, our electronic voting system has been designed to authenticate your identity as a stockholder.
Multiple Proxy Cards. If you receive more than one notice of internet availability or proxy card, it likely means that you have multiple accounts with the transfer agent.
Please vote all of the shares.
Revoking your Proxy. As long as your shares are registered in your name, you may revoke your proxy at any time before it is exercised at the Annual Meeting. There are several ways you can do this:
•by filing a written notice of revocation with our corporate secretary prior to commencement of the Annual Meeting;
•by submitting another proper proxy with a more recent date than that of the proxy first given by signing, dating and returning a proxy card to the Company by mail; or
•by attending the Annual Meeting virtually and voting electronically.
If Your Shares are Held in “Street Name”
Beneficial Owners. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.” The broker or nominee is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker how to vote.
Voting by Proxy. If your shares are registered in the name of your broker or nominee, you will receive instructions from such broker or nominee that you must follow in order for your shares to be voted. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker or nominee does not have discretionary authority to vote.
Voting During the Annual Meeting. If you plan to attend the Annual Meeting virtually and vote electronically, then you must separately obtain a legal proxy from your broker, bank, trustee or other nominee, giving you the right to vote your shares electronically during the meeting. For security reasons, our electronic voting system has been designed to authenticate your identity as a stockholder.
Multiple Proxy Cards. If you receive more than one notice of internet availability, broker proxy card or voting instruction card, it likely means that you have multiple accounts with one or more holders of record. Please vote all of the shares.
Revoking your Proxy. If your shares are held in street name, you must contact your holder of record to revoke your proxy or voting instructions, as applicable.

Voting Procedures
By granting us your proxy, you authorize the individuals named on the proxy card or other instructions to represent you and vote your shares in the manner you indicate at the Annual Meeting or at any adjournment or postponement thereof. Shares represented by a proxy properly submitted prior to the Annual Meeting, unless revoked as described above, will be voted at the Annual Meeting in the manner specified on such proxy. If you properly return a proxy card but do not specify how you want to vote your shares at the Annual Meeting, your shares will be voted in accordance with the recommendation of our Board of Directors on each proposal.
Tabulating the Vote
Broadridge Financial Solutions will tabulate votes in preparation for the Annual Meeting and will provide a third-party representative to act as inspector of election at the Annual Meeting. All votes received prior to the meeting date, and all votes cast at the Annual Meeting, will be tabulated by Broadridge Financial Solutions, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.
Other Information
Vitesse is making this solicitation and will bear the cost of soliciting proxies. In addition to this notice by mail, we request and encourage brokers, custodians, nominees and others to supply proxy materials to stockholders and we will reimburse them for their expenses. Our officers and employees may, by letter, telephone, facsimile, electronic mail, or in person, make additional requests for the return of proxies, although we do not reimburse our own employees for soliciting proxies.
None of the items proposed for approval at the Annual Meeting are of the nature that the laws of the state of Delaware or our Amended and Restated Bylaws (the “Bylaws”) would provide a right of our stockholders to dissent and obtain appraisal of or payment for such stockholders’ common stock.

PROPOSAL NO. 1—ELECTION OF DIRECTORS
The Board has nominated the following individuals for election as directors of the Company, to serve for a one-year term beginning at the Annual Meeting and expiring at the annual meeting of stockholders in 2025, and until either they are re-elected or their successors are elected and qualified, subject to their earlier resignation or removal:
Linda L. Adamany
Brian P. Friedman
Robert W. Gerrity
Daniel J. O’Leary
Cathleen M. Osborn
Randy I. Stein
Joseph S. Steinberg
All directors are currently serving as directors of the Company. Biographical information for each nominee is contained in the “Corporate Governance—Information About Our Board of Directors” section below.
The Board has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the number of the Company’s directors will be reduced or the persons acting under the proxy will vote for the election of a substitute nominee that the Board recommends.
Vote Required
The election of directors in this Proposal No. 1 requires the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote thereon. In order for a director nominee to be elected by the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote thereon, the number of votes cast “FOR” the nominee must exceed the number of votes cast “AGAINST” the nominee. Neither abstentions nor broker non-votes will have any effect on the outcome of voting on director elections.
Recommendation
The Board unanimously recommends that stockholders vote FOR the election of each of the nominees.

CORPORATE GOVERNANCE
Our Board of Directors and Committees
Information About Our Board of Directors
The following table and accompanying narrative presents information, as of February 28, 2024, regarding the individuals who are serving as directors of Vitesse.

NAME	AGE	POSITION	DIRECTOR SINCE
Linda L. Adamany	71	Director	2023
Brian P. Friedman	68	Director	2023
Robert W. Gerrity	72	Chairman	2022
Daniel J. O’Leary	68	Lead Independent Director	2023
Cathleen M. Osborn	71	Director	2023
Randy I. Stein	70	Director	2023
Joseph S. Steinberg	80	Director	2023
Linda Adamany. Ms. Adamany was elected as a member of our Board in connection with the Spin-Off. Ms. Adamany has been a director of Jefferies since 2014, a director of Jefferies Group LLC (“Jefferies Group”), previously Jefferies’ largest subsidiary, from November 2018 until November 1, 2022 (when Jefferies Group merged into Jefferies), and a director of Jefferies International Limited since March 2021. Ms. Adamany is the Senior Independent Director, chairs the Nominating & Corporate Governance Committee, and serves as a member of the Audit, and ESG/DEI Committees of Jefferies. She also serves as Chair of the Remuneration Committee and a member of the Audit, Risk and Nominations and Corporate Governance Committees of Jefferies International Limited. Ms. Adamany also has served as a director of Coeur Mining Inc. (NYSE: CDE) since March 2013 and is a member of its Environmental, Health, Safety and Social Responsibility Committee and Chair of its Audit Committee, and as a director of BlackRock Institutional Trust Company, N.A. since March 2018, where she is a member of its Audit and Risk Committees.
From October 2017 through April 2019, Ms. Adamany served as a director and member of both the Audit Committee and the Safety, Assurance and Business Ethics Committee of Wood plc, a global leader in the delivery of project, engineering and technical services to energy and industrial markets. Prior to that time, from October 2012 until October 2017, Ms. Adamany served as a member of the board of directors of AMEC Foster Wheeler plc, and chaired its Health, Safety, Security, Environment and Ethics Committee and served as a member of its Audit Committee, Nominations and Governance Committee and Compensation Committee. Ms. Adamany also served as a member of the board of directors of National Grid plc from October 2006 until October 2012, where she was a member of the Audit, Environment and Safety, Nominations and Governance and Remuneration Committees. Ms. Adamany’s career reflects 32 years of diverse executive experience in global businesses, including 27 years at BP plc spanning from 1980 to 2007, where she held a variety of leadership roles in both business and functional support areas, including Refining and Marketing, Exploration and Production, Chemicals, Shipping, Supply and Trading, Logistics, Information Technology, Supply Chain Management, Strategy and Human Resources. Ms. Adamany is a C.P.A. and holds a B.S. in Business Administration with a major in Accounting, magna cum laude, from John Carroll University, where she also was the recipient of the Arthur Anderson prize awarded to the top accounting graduate.
We believe Ms. Adamany’s experience serving on the boards of directors and committees of other public companies, including an ethics committee and audit committee as chair, as well as her compensation and corporate governance committees experience, provide her with the necessary experience, qualification and skills to serve as a director of Vitesse.
Brian P. Friedman. Mr. Friedman was elected as a member of our Board in connection with the Spin-Off. Mr. Friedman has served as a director and the President of Jefferies since March 2013, and as a director and executive officer of Jefferies Group from July 2005 until November 1, 2022 (when Jefferies Group merged into Jefferies), as well as Chairman of the Executive Committee of Jefferies Group from 2002 until November 1, 2022. Since 1997, Mr. Friedman also has served as President of Jefferies Capital Partners (formerly, FS Private Investments), a private equity fund management company controlled by Mr. Friedman. Mr. Friedman was previously employed by Furman Selz LLC and its successors, including serving as Head of Investment Banking and a member of its Management and Operating Committees. Prior to his 17 years with Furman Selz LLC and its successors, Mr. Friedman was an attorney with Wachtell, Lipton, Rosen & Katz.

Mr. Friedman has previously served on a number of boards of private and public portfolio companies and was on the board of Fiesta Restaurant Group from 2011 through April 2021 and as a board member of HomeFed Corporation from 2014 to July 2019. Mr. Friedman is also engaged in a range of philanthropic efforts personally and through his family foundation and serves as the Co-Chairman of the board of Strive International, a workforce training effort, and Vice President of the HC Leukemia Foundation. He also serves as the Co-Chair of the Global Diversity Council at Jefferies. Mr. Friedman received a J.D. from Columbia Law School and a B.S. in Economics and M.S. in Accounting from The Wharton School, University of Pennsylvania.
We believe that Mr. Friedman’s business, financial, and management expertise, as well as his experience serving on the boards of public companies gives him the necessary experience, qualifications and skills to serve as a director of Vitesse.
Robert W. Gerrity. Mr. Gerrity has served as a member of our Board since our formation and was elected Chairman in connection with the Spin-Off. Mr. Gerrity was appointed the Chief Executive Officer of Vitesse in August 2022. Mr. Gerrity founded and has served as the Chief Executive Officer of Vitesse Energy since its inception in 2014, and also has served as the Chief Executive Officer of Vitesse Oil since 2013. Mr. Gerrity has decades of experience in the energy industry, beginning in Colorado in 1982. Mr. Gerrity invested his own capital in the beginning of what would become Vitesse and has personally participated in over 500 gross wells to date. Mr. Gerrity established and was Chief Executive Officer of Gerrity Oil & Gas Corporation, which was one of the most active operators in the country in the early 1990s. Gerrity Oil & Gas Corporation merged with Snyder Oil’s Wattenberg assets in 1996 to form Patina Oil & Gas Corporation, which eventually merged into Noble Energy, Inc. (now Chevron Corporation).
We believe that Mr. Gerrity’s experience in the energy industry and long history with Vitesse provide him with the necessary skills to serve as a director and Chairman of Vitesse.
Daniel O’Leary. Mr. O’Leary was elected as a member of our Board in connection with Spin-Off. He has served on the board of Hillman Solutions Corp. (NASDAQ: HLMN) since 2021 and currently serves on its Audit and Nominating and ESG Committees. Mr. O’Leary has served on the board of Custom Ecology, Inc. since 2021 as its Non-Executive Chairman. Additionally, he served as a director on the board of Sprint Industrial from 2017 to 2019.
Mr. O’Leary is an independent consultant who served as President and Chief Executive Officer of Edgen Murray Corporation, a distributor for energy infrastructure components, specialized oil and gas parts and equipment, from 2003 to 2021, and guided a management buyout that grew the company through a series of acquisitions and growth initiatives during that time. He was appointed Chairman of the board of Edgen Murray Corporation in 2006 and served in that role until March 2021. Edgen Murray Corporation completed its initial public offering in May 2012 and was acquired in 2013 by Sumitomo Corporation. Mr. O’Leary has served on various boards within Sumitomo Corporation and its subsidiaries. Mr. O’Leary received a B.S. in Education from Tulsa University.
We believe Mr. O’Leary’s management, operational and business experience, combined with his long career principally in the oil and gas and energy infrastructure markets, provide him with the necessary experience, qualifications and skills to serve as a director of Vitesse.
Cathleen M. Osborn. Ms. Osborn was elected as a member of our Board in connection with the Spin-Off.
Ms. Osborn is retired with extensive experience as a corporate attorney for nearly 30 years with legal and M&A related transaction experience in the energy industry. Previously, Ms. Osborn served as Executive Vice President, General Counsel and Corporate Secretary of SRC Energy Inc., an oil and gas company, from August 2015 until the company’s merger with PDC Energy, Inc. in 2020. Prior to that, Ms. Osborn was Deputy General Counsel of Whiting Petroleum Corporation, an oil and gas company, from 2014 to August 2015, and General Counsel of Kodiak Oil & Gas Corporation, an oil and gas company, from 2011 until it merged with Whiting Petroleum Corporation in 2014. Ms. Osborn received her B.A. and J.D. from the University of Denver.
We believe that Ms. Osborn’s experience leading the in-house legal departments at several public oil and gas companies provides her with the necessary experience, qualifications and skills to serve as a director of Vitesse.
Randy Stein. Mr. Stein was elected as a member of our Board in connection with the Spin-Off. Mr. Stein is a self-employed tax, accounting and general business consultant, having retired from PricewaterhouseCoopers LLP in 2000. Mr. Stein was employed for 20 years with PricewaterhouseCoopers LLP, most recently as principal in charge of the Denver, Colorado tax practice.
Mr. Stein currently serves on the board of Club Oil & Gas Inc., a private company that invests in oil and natural gas and real estate interests. Mr. Stein previously served as a director and Chairman of the Audit Committee of Denbury Resources Inc. from 2005 to 2020, HighPoint Resources Corporation (formerly, Bill Barrett Corporation) from 2004 to 2021 and Westport Resources Inc. from 2000 to 2004, all public oil and gas companies. In addition, Mr. Stein served from 2001 through 2005 as a director of Koala Corporation, a Denver-based public company engaged in the design, production, and marketing of family convenience products. Mr. Stein also was previously employed as an executive director of a Denver-based independent oil and gas company. Mr. Stein received a B.S. in Accounting from Florida State University.
We believe that Mr. Stein’s experience serving on multiple public company boards of directors, including his multiple positions as Audit Committee Chair, as well as his experience in the energy industry, provide him with the necessary experience, qualifications and skills to serve as a director of Vitesse.
Joseph S. Steinberg. Mr. Steinberg was elected as a member of our Board in connection with the Spin-Off. He has served as a director of Jefferies since December 1978 and as its Chairman since March 2013.
Mr. Steinberg has served on the board of Crimson Wine Group, Ltd. since 2013. Previously, Mr. Steinberg served as a director overseeing Jefferies’ investments in HomeFed Corporation from 1998 to 2019, HRG Group from 2014 to 2018, and Spectrum Brands Holdings, Inc. from 2018 to 2019, and as a director of Fidelity & Guaranty Life from 2015 to 2017 and of Pershing Square Tontine Holdings, Ltd. from 2020 to 2022. Mr. Steinberg received an M.B.A. from Harvard Business School and an A.B. in Government from New York University.
We believe that Mr. Steinberg’s experience serving on public company boards of directors provide him with the necessary experience, qualifications and skills to serve as a director of Vitesse.
Director Independence
The Company’s standards for determining director independence require the assessment of directors’ independence each year. A director cannot be considered independent unless the Board affirmatively determines that such director does not have any relationship with management or the Company that may interfere with the exercise of such director’s independent judgment, including any of the relationships that would disqualify the director from being independent under the rules of the NYSE.
The Board has assessed the independence of each director under the independence standards of the NYSE. The Board has determined that each of Messrs. O’Leary and Stein and Mmes. Adamany and Osborn are considered independent under the NYSE rules. In connection with its assessment of the independence of each director, the Board also determined that Messrs. O’Leary and Stein and Mmes. Adamany and Osborn are independent as defined in Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and under the standards set forth by the NYSE applicable to members of the audit committee.
Nomination of Directors
The Nominating, Governance and Environmental and Social Responsibility (“NGESR”) Committee identifies, screens, reviews, and recommends to the Board individuals qualified to serve as directors, consistent with criteria approved by the Board and the commitment of the Company and the Board to a standard of Board inclusiveness. The NGESR Committee is committed to a policy of inclusiveness and seeks members with diverse backgrounds, an understanding of the Company’s business and a reputation for integrity. The NGESR Committee’s charter requires that women and minority candidates are included in each pool of individuals from which new Board nominees are chosen and that the NGESR consider diverse candidates from non-traditional venues. In evaluating director nominees, the NGESR Committee considers, among other things, each potential nominee’s past Board and committee meeting attendance and performance; personal and professional integrity; and relevant experiences, backgrounds, skills, qualifications, attributes and contributions that the nominee brings to the Board.
The NGESR Committee will treat recommendations for directors that are received from stockholders equally with recommendations received from any other source; provided, however, that in order for such stockholder recommendations to be considered, the recommendations must comply with the procedures outlined in this proxy statement.
Meetings and Attendance
During the 2023 fiscal year, our Board of Directors held four meetings, our Audit Committee held four meetings, our Compensation Committee held three meetings and our NGESR Committee held two meetings. In addition to regularly scheduled meetings, each the Board and each committee may hold special meetings from time-to-time and take action by written consent in lieu of a meeting. Each Board member attended at least 75% of the aggregate of the Board of Directors meetings held in 2023 and the Audit Committee, Compensation Committee and NGESR Committee meetings held in 2023 for which such director was a committee member. The Board encourages all directors to attend the annual meeting of stockholders.

Committees of the Board
Our Board has an Audit Committee, NGESR Committee and Compensation Committee. The Board committees act in an advisory capacity to the full Board, except that the Compensation Committee has direct responsibility for the goals, performance evaluation and compensation of the Company’s executive officers, and the Audit Committee has direct responsibility for appointing, replacing, compensating and overseeing the outside auditor. Our Board has adopted written charters for each of the standing committees that establish the committees’ respective roles and responsibilities, which are posted on our website. In addition, each committee has the authority to retain independent outside professional advisors or experts as it deems advisable or necessary, including the sole authority to retain and terminate any such advisors, to carry out its duties.
Audit Committee
The Audit Committee was established in accordance with Section 3(a)(58)(A) and Rule 10A-3 under the Exchange Act. The responsibilities of our Audit Committee are more fully described in our Audit Committee charter, which is posted on the Company’s website at www.vitesse-vts.com under the heading “Investor Relations”, the subheading “Governance” and the subheading “Governance Documents.” Among other duties, the Audit Committee:
•assists the Board in its oversight of (i) the conduct of our financial reporting process, including by overviewing the integrity of the financial reports and other financial information provided by us to any governmental or regulatory body or the public, (ii) the performance of Vitesse’s accounting, internal control over financial reporting and internal audit functions and (iii) the performance of our outside auditor, including their qualifications and independence, and the annual independent audit of our financial statements;
•reviews the annual audit and the annual audit report of the outside auditor;
•reviews financial reports, internal controls and financial reporting and accounting risk exposures;
•prior to public release, discusses with management and the outside auditor, as appropriate, earnings press releases and financial information and earnings guidance provided to analysts and rating agencies;
•reviews periodically with management the code of business conduct and ethics and other compliance and ethics programs;
•reviews accounting policies and system of internal controls;
•appoints, evaluates, compensates and oversees the work of the outside auditor;
•considers and pre-approves, as appropriate, all auditing and non-auditing services provided by the outside auditor;
•reviews our internal audit plan, including approval of the risk assessment methodology used in its development and the responsibilities, budget and staffing of both the outside and internal auditors;
•reviews legal and regulatory matters that may have a material impact on our financial statements and internal controls;
•confers with our independent petroleum reservoir engineering firm and reviews with management, including our internal reserves personnel, the preparation of our oil and gas reserves report, the process by which our oil and gas reserves are estimated and reported and the associated disclosure; and
•retains independent outside professional advisors, as needed.
The Audit Committee consists of Mr. Stein, Ms. Adamany, Mr. O’Leary and Ms. Osborn, with Mr. Stein serving as chair. The Audit Committee consists entirely of independent directors, each of whom meet the independence requirements set forth in the listing standards of the NYSE and Rule 10A-3 under the Exchange Act. Each member of the Audit Committee is financially literate, and Mr. Stein and Ms. Adamany have the accounting and related financial management expertise and satisfy the criteria to be an “audit committee financial expert” under the rules and regulations of the SEC, as those qualifications are interpreted by our Board in its business judgment.
Nominating, Governance and Environmental and Social Responsibility Committee
The responsibilities of our NGESR Committee are more fully described in our NGESR Committee charter, that is posted on the Company’s website at www.vitesse-vts.com under the heading “Investor Relations”, the subheading “Governance” and the subheading “Governance Documents.” Among other duties, the NGESR Committee:
•identifies, screens and reviews individuals qualified to serve as directors, consistent with criteria approved by the Board and the commitment of Vitesse and the Board to a standard of Board inclusiveness, and recommends to the Board the nominees for election or re-election at the next annual meeting of stockholders and for filling any Board vacancies;
•oversees the evaluation of the Board and individual directors;
•establishes and recommends to the Board Vitesse’s Corporate Governance Guidelines (as defined below), as well as oversees the implementation and effectiveness of and recommends modifications as appropriate to such guidelines;

•reviews and recommends to the Board for approval any changes in the compensation of non-employee directors;
•assists the Board in its oversight of, and discusses with management as appropriate, our policies and strategies relating to human capital management, including recruiting, retention, and diversity;
•oversees and provides input to management on Vitesse’s risks, policies, strategies and programs related to matters of sustainability, corporate social responsibility, corporate culture and corporate governance;
•considers and provides input to management on social, political and environmental trends in public policy, regulation and legislation and considers additional corporate social responsibility actions in response to such issues;
•reviews the goals established from time to time for Vitesse’s performance with respect to matters of sustainability and corporate social responsibility and monitors Vitesse’s progress against those goals and Vitesse’s Corporate Social Responsibility Principles (the “CSR Principles”);
•reviews Vitesse’s sustainability and corporate social responsibility reports as may be issued from time to time;
•as requested by the Board, makes recommendations to the Board with respect to matters affecting corporate environmental, social and governance (“ESG”) responsibilities and related corporate conduct consistent with Vitesse’s CSR Principles;
•receives periodic reports from management regarding relationships with key external stakeholders that may have a significant impact on Vitesse’s ESG initiatives as well as business activities and performance;
•reviews Vitesse’s charitable giving policies and programs and receive reports from management on Vitesse’s charitable contributions;
•reviews stockholder proposals relating to corporate governance, public policy, sustainability and corporate social responsibility issues;
•reviews and approves annually (and periodically when material changes are proposed) the CSR Principles; and
•retains independent outside professional advisors, as needed.
The NGESR Committee consists of Mr. O’Leary, Ms. Adamany and Mr. Stein, with Mr. O’Leary serving as chair. The NGESR Committee consists entirely of independent directors, each of whom meet the independence requirements set forth in the listing standards of the NYSE.
Compensation Committee
The responsibilities of the Compensation Committee are more fully described in our Compensation Committee charter, that is posted on the Company’s website at www.vitesse-vts.com under the heading “Investor Relations”, the subheading “Governance” and the subheading “Governance Documents.” Among other duties, the Compensation Committee:
•oversees senior management in establishing Vitesse’s general compensation philosophy and overseeing the development and implementation of compensation programs;
•reviews and approves corporate goals and objectives relevant to the compensation of Vitesse’s executive officers, evaluates the performance of the executive officers in light of those goals and objectives, and sets the executive officers’ compensation level based on this evaluation;
•oversees the Chief Executive Officer and the President in formulating the compensation programs applicable to the senior management of Vitesse, including periodic review of perquisites and expense account policies applicable to senior management;
•makes recommendations to the Board with respect to our incentive compensation plans and equity-based plans that are subject to Board approval, reviews and approves awards and grants made pursuant to these plans and discharges any other responsibilities imposed on the Compensation Committee by any of these plans;
•reviews our compensation policies and practices for executive officers and employees generally;
•prepares compensation disclosure to be included in our annual proxy statement;
•evaluates whether the work of any compensation consultant has raised any conflict of interest;
•makes a recommendation to the Board regarding the frequency of the advisory vote on compensation of our named executive officers; and
•retains independent outside professional advisors, as needed.
The Compensation Committee consists of Ms. Adamany, Mr. O’Leary and Ms. Osborn, with Ms. Adamany serving as chair. The Compensation Committee consists entirely of independent directors, each of whom meets the independence requirements set forth in the listing standards of the NYSE and Rule 10C-1 under the Exchange Act and are “non-employee directors” (within the meaning of Rule 16b-3 under the Exchange Act). The Compensation Committee may form, and delegate its authority, to a subcommittee.

Role of the Compensation Consultant. For 2023, the Compensation Committee retained Meridian Compensation Partners (the “Compensation Consultant”) to serve as an independent consultant to the Compensation Committee to provide information and objective advice regarding executive compensation. At the time of the initial engagement and on an annual basis thereafter in connection with its ongoing engagement, the Compensation Committee assessed the Compensation Consultant’s independence, taking into consideration all relevant factors the Compensation Committee deemed appropriate to the Compensation Consultant’s independence, including factors specified in the NYSE listing standards. The Compensation Committee also annually evaluates whether the Compensation Consultant’s work has raised any conflicts of interest under the rules of the Securities and Exchange Commission (the “SEC”) and the NYSE. The Compensation Committee did not direct the Compensation Consultant to perform its services in any particular manner or under any particular method. The Compensation Consultant does not provide any services to the Company other than in its role as advisor to the Compensation Committee, and the Compensation Committee has determined that no conflicts of interest exist as a result of the engagement of the Compensation Consultant. The Compensation Committee has also retained the Compensation Consultant as its independent consultant on executive compensation for 2024. The Compensation Committee also retained Pearl Meyer in 2023 to provide market additional information regarding equity compensation awards to be granted under the Vitesse Energy, Inc. Long Term Incentive Plan.
Board Leadership
The Board has determined that the optimal Board leadership structure for us is served by the role of Chairman of the Board being held by our Chief Executive Officer. The Board determined that this leadership structure is optimal for us because it believes that having one leader serving as both the Chairman and Chief Executive Officer provides decisive, consistent and effective leadership. By meeting in executive sessions, the non-management directors have the opportunity to identify and evaluate issues facing us, engaging in a frank and candid dialogue without management being present. Independent directors also hold executive sessions to have the opportunity to identify and evaluate issues facing the Company, engaging in dialogue without the non-independent directors being present which are led by our Lead Independent Director (as defined below). The Board reevaluates the efficacy of the Board’s leadership structure at least annually.
Pursuant to our Corporate Governance Guidelines, as long as the offices of Chairman and Chief Executive Officer are held by the same person, a majority of the directors will appoint an independent director to act as the Board’s lead independent director (the “Lead Independent Director”). The Board has appointed Mr. O’Leary to serve as Lead Independent Director. The specific duties and responsibilities of the Lead Independent Director are set forth in Company’s Corporate Governance Guidelines and include the following:
•Presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent members of the Board, and has the authority to call meetings of the independent members of the Board;
•Serves as liaison between the Chairman and the independent members of the Board, and provides the Chairman, the Chief Executive Officer and the President with feedback from executive sessions of the independent members of the Board;
•Reviews and approves the information to be provided to the Board;
•Reviews and approves meeting agendas and coordinates with the Chairman, the Chief Executive Officer and the President to develop such agendas;
•Approves meeting schedules to assure there is sufficient time for discussion of all agenda items;
•If requested by major shareholders, is available for consultation and communication;
•Interviews, along with the chair of the NGESR Committee, all Board candidates and makes recommendations to the NGESR Committee and the Board;
•Provides input relating to the membership of various committees of the Board and the selection of the chairs of such committees;
•Consults with the chairs of each Board committee and solicits their participation in performing the duties described above; and
•Performs such other functions and responsibilities as requested by the Board from time to time.

Risk Oversight
Risk management is a Company-wide responsibility and multi-department activity that involves the identification and assessment of a broad range of risks that could affect our ability to fulfill our business objectives or execute our corporate strategy and the development of plans to mitigate their effects. Management is responsible for the day-to-day management of risks to the Company. The Board has broad oversight responsibility for our risk management programs. The Board’s committees assist the Board in fulfilling its oversight responsibilities with respect to risks within each committee’s respective area of responsibilities, as further discussed below. With the assistance of an outside internal audit firm, management conducts and maintains an Enterprise Risk Management exercise to identify the material risks to the Company as well as mitigating efforts to reduce or eliminate these risks. The results of this exercise are reported to the Audit Committee.
The Audit Committee oversees the Company’s significant risks or exposures and the steps management has taken to control and mitigate such risks. The Audit Committee additionally oversees the Company’s underlying policies with respect to risk assessment and risk management. The Compensation Committee oversees risks relating to the Company’s compensation policies and practices for Executive Officers and employees. The NGESR Committee oversees and provides input to management on the Company’s risks, policies, strategies and programs related to matters of sustainability, corporate social responsibility, corporate culture and corporate governance.
Communications with the Board of Directors
Stockholders or other interested parties can contact any director, any committee of the Board or our non-management or independent directors as a group, by writing to them c/o Secretary, Vitesse Energy, Inc., 5619 DTC Parkway, Suite 700 Greenwood Village, CO 80111. The Secretary will review all such correspondence and forward to the relevant members of the Board a summary of all such correspondence received during the prior month and copies of all such correspondence that deal with the functions of the Board or committees thereof or that otherwise are determined to require attention of the relevant directors. Non-management directors and the Lead Independent Director may at any time review the log of all correspondence received by the Company that is addressed to the non-management members of the Board or the Lead Independent Director, as applicable, and request copies of any such correspondence. Comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters will be brought to the attention of the Chair of the Audit Committee.
Code of Business Conduct and Ethics
In connection with its oversight of our operations and governance, the Board has adopted, among other things, a Code of Business Conduct and Ethics to provide guidance to directors, officers and employees with regard to certain ethical and compliance issues. Our Code of Business Conduct and Ethics can be viewed on our website at www.vitesse-vts.com under the heading “Investor Relations”, subheading “Governance” and subheading “Governance Documents.” We will disclose on our website any amendment or waiver of the Code of Business Conduct and Ethics in the manner required by SEC and NYSE rules. Copies of the foregoing documents and disclosures are available without charge to any person who requests them. Requests should be directed to Vitesse Energy, Inc., Attn: Secretary, 5619 DTC Parkway, Suite 700 Greenwood Village, CO 80111.
Hedging Transactions
Pursuant to the Company’s Insider Trading Policy, all directors and executive officers of the Company are prohibited from hedging Company securities. This includes all forms of hedging, including, directly or indirectly, engaging in short selling, option transactions and other derivative transactions involving the Company’s securities.
Corporate Governance Guidelines
The Board believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to stockholders. The Company’s “Corporate Governance Guidelines” cover the following principal subjects:
•director independence;
•director responsibilities;
•candor and avoidance of conflicts;
•executive sessions, including executive sessions of independent directors;
•the Lead Independent Director;
•succession planning;
•director nominations;
•director resignation policy;
•director orientation and continuing education;

•service on other boards and other activities;
•term and age limits;
•board compensation and stock ownership;
•board materials and information;
•board access to senior managers and independent advisers;
•communications with non-management members of the Board;
•number, structure, independence and appointment of Board committees; and
•annual self-evaluations of the Board and its committees.
The Corporate Governance Guidelines are posted on the Company’s website at www.vitesse-vts.com under the heading “Investor Relations”, subheading “Governance” and subheading “Governance Documents.” The Corporate Governance Guidelines will be reviewed periodically and as necessary by the Board.
The NYSE has adopted rules that require listed companies to adopt governance guidelines covering certain matters. The Company believes that the Corporate Governance Guidelines comply with the NYSE rules.
Information About Our Executive Officers
The following table and accompanying narrative presents information, as of February 28, 2024, regarding the individuals who are serving as executive officers of Vitesse. Our executive officers, their ages and offices held are as follows:

NAME	AGE	POSITION	OFFICER SINCE
Robert W. Gerrity	72	Chairman and Chief Executive Officer	2022
Brian J. Cree	60	President	2022
James P. Henderson	58	Chief Financial Officer	2023
Robert W. Gerrity. Mr. Gerrity was appointed the Chief Executive Officer of Vitesse in August 2022. Mr. Gerrity has decades of experience in the energy industry, beginning in Colorado in 1982. Mr. Gerrity invested his own capital in the beginning of what would become Vitesse and has personally participated in over 500 gross wells to date. Mr. Gerrity established and was Chief Executive Officer of Gerrity Oil & Gas Corporation, which was one of the most active operators in the country in the early 1990s. Gerrity Oil & Gas Corporation merged with Snyder Oil’s Wattenberg assets in 1996 to form Patina Oil & Gas Corporation, which eventually merged into Noble Energy, Inc. (now Chevron Corporation). Mr. Gerrity founded and has served as the Chief Executive Officer of Vitesse Energy since its inception in 2014, and also has served as the Chief Executive Officer of Vitesse Oil since 2013.
Brian J. Cree. Mr. Cree was appointed the President and Chief Operating Officer of Vitesse in August 2022 and continued as President following the Company’s Spin-Off. Mr. Cree has worked in the oil and natural gas industry for over 30 years. In 1987, he joined the predecessor of Gerrity Oil & Gas Corporation and worked closely with Mr. Gerrity for almost nine years to grow and eventually merge Gerrity Oil & Gas Corporation with Patina Oil & Gas Corporation in 1996. While at Gerrity Oil & Gas Corporation, Mr. Cree held various financial and operational roles, including Chief Financial Officer, Senior Vice President of Operations and Chief Operating Officer, and served as a director on its board of directors. Mr. Cree served as Executive Vice President and Chief Operating Officer and as a director of Patina Oil & Gas Corporation from 1996 to 1999, following which time he spent close to ten years as the Chief Financial Officer and/or Chief Operating Officer at various companies focused on oil and gas software, the creation of a molecular memory technology and the use of biotechnology to create sustainable natural gas. One such company, Luca Technologies Inc., filed for Chapter 11 bankruptcy relief in July of 2013. Mr. Cree has served as the President of Vitesse Energy since 2014 and the Chief Operating Officer of Vitesse Energy since 2020, and also previously served as the Chief Financial Officer of Vitesse Energy from 2014 to 2020. In addition, Mr. Cree has served as the President of Vitesse Oil since 2013 and the Chief Operating Officer of Vitesse Oil since 2020, and also previously served as the Chief Financial Officer of Vitesse Oil from 2013 to 2020. Mr. Cree served as Vice Chairman of the Colorado Oil and Gas Conservation Commission, a position appointed by the Governor of Colorado, from 1999 through 2007. He received a B.A. in Accounting from the University of Northern Iowa.
James P. Henderson. Mr. Henderson was appointed as the Chief Financial Officer of Vitesse in August 2023. Mr. Henderson has over 30 years of oil and gas experience and most recently served as Executive Vice President Finance and Chief Financial Officer of Whiting Petroleum Corporation (“Whiting”) from September 2020 until the closing of its merger with Oasis Petroleum Inc. in July 2022. Prior to joining Whiting, Mr. Henderson served as Executive Vice President and Chief Financial Officer of SRC Energy Inc. from 2015 until the closing of its merger with PDC Energy, Inc. in January 2020. From January 2020 until September 2020 and from July 2022 to August 2023, he was a private investor. Mr. Henderson also served as Executive Vice President and Chief Financial Officer of Kodiak Oil & Gas Corporation (“Kodiak”) until its acquisition by Whiting in 2014. Prior to joining Kodiak, Mr.

Henderson held various positions at Aspect Energy, Anadarko Petroleum Corporation, Western Gas Resources, Inc., Apache Corporation and Pennzoil Company. He holds a Bachelor of Business Administration degree in accounting from Texas Tech University and a Master of Business Administration degree in finance from Regis University.

PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has appointed Deloitte & Touche LLP (“Deloitte”) as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2024. The Board is submitting the appointment of Deloitte for ratification at the Annual Meeting. The submission of this matter for approval by stockholders is not legally required, but the Board and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board and the Audit Committee about an important aspect of corporate governance. If the stockholders do not ratify the appointment of Deloitte, the Audit Committee will reconsider the appointment of that firm as the Company’s auditors. Deloitte has served as the Company’s independent registered public accounting firm since 2021. The following is a summary of fees paid to Deloitte for audit, audit-related, tax and other services provided during the years ended December 31, 2023 and 2022:
Audit and Other Fees

	2023	2022
Audit Fees(1)	$721,895	$1,516,336
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$721,895	$1,516,336

(1)    Audit Fees consist of the aggregate fees billed for professional services rendered for audit procedures performed with regard to the Company’s annual consolidated financial statements and, in 2022, reviews of the consolidated financial statements included in our Registration Statement on Form 10.
One hundred percent of the services described in the table above provided prior to the Spin-Off were pre-approved by the Vitesse Energy, LLC Board of Managers, and 100% of the services described in the table above provided after the Spin-Off were pre-approved by the Vitesse Board. Among other duties, our Audit Committee is responsible for the appointment, compensation, evaluation and oversight of the Company’s independent registered public accounting firm and considering and pre-approving, as appropriate, all auditing and non-auditing services provided by the Company’s outside auditor. The duties of the Audit Committee are described in the “Audit Committee Charter” that is posted on the Company’s website at www.vitesse-vts.com under the heading “Investor Relations”, the subheading “Governance” and the subheading “Governance Documents.”
The Company expects that representatives of Deloitte will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.
Vote Required
Approval of Proposal No. 2 requires the affirmative vote of the holders of a majority of the votes cast at the meeting by the holders of shares entitled to vote on the matter, voting as a single class. Abstentions are not considered votes cast and will have no effect on the outcome of the vote. As discussed above, we do not expect any broker non-votes with respect to this proposal.
The Board unanimously recommends that stockholders vote FOR the ratification of the appointment of Deloitte as the auditors of the Company for the fiscal year ending December 31, 2024.

AUDIT COMMITTEE REPORT
Composition of the Audit Committee
The members of the Audit Committee are Randy I. Stein (Chairman), Linda L. Adamany, Daniel J. O’Leary and Cathleen M. Osborn. The Board has determined that all of the members of the Audit Committee are independent within the meaning of applicable SEC regulations and listing standards of the NYSE, and that Mr. Stein, the Chairman of the Audit Committee, and Ms. Adamany, are both “audit committee financial experts” within the meaning of SEC regulations. The Board has also determined that each member of the Audit Committee is financially literate within the meaning of the NYSE listing standards.
Primary Oversight Responsibilities
Our management is responsible for establishing a system of internal controls, assessing such controls and for preparing our consolidated financial statements in accordance with generally accepted accounting principles. Our independent registered public accounting firm is responsible for auditing our consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and issuing its report based on its audit.
Under the Audit Committee’s charter, the primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities as to, among other duties: (1) the integrity of the Company’s financial statements; (2) the Company’s compliance with legal and regulatory requirements, to the extent they may materially impact the Company’s financial statements, financial reporting processes, accounting policies or internal audit functions; (3) the Company’s compliance with the Company’s Corporate Code of Business Conduct and Ethics and Financial Code of Ethics; (4) qualifications, independence and performance of the independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report on the Company’s financial statements; (5) audit of the Company’s financial statements performed by the independent registered public accounting firm; and (6) effectiveness and performance of the Company’s internal audit function.
Oversight of Independent Auditors
In connection with the evaluation, appointment and retention of the independent registered public accounting firm, each year the Audit Committee reviews and evaluates the qualifications, performance and independence of the independent registered public accounting firm and lead partner, including taking into account the opinion of management. In doing so, the Audit Committee considers a number of factors, including, but not limited to: quality of services provided; technical expertise and knowledge of the industry; effective communication; objectivity; independence; and the potential impact of changing independent registered public accounting firm. Based on this evaluation, the Audit Committee has retained Deloitte as our independent registered public accounting firm for 2024.
The Audit Committee and Board believe that it is in the best interests of the Company and its stockholders to continue retention of Deloitte to serve as our independent registered public accounting firm. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, the Audit Committee will continue to recommend that the Board request the stockholders, at the Annual Meeting, to ratify the appointment of the independent registered public accounting firm.
Further, the Audit Committee reviews in advance and pre-approves, explicitly, audit and permissible non-audit services provided to us by our independent registered public accounting firm. The Audit Committee is also directly responsible for reviewing with the independent registered public accounting firm the plans and scope of the audit engagement and providing an open venue of communication between our management, the internal audit function, ethics and compliance function, the independent registered public accounting firm and the Board. The Audit Committee has discussed with management and Deloitte such other matters and received such assurances from them as the Audit Committee deemed appropriate.
2023 Audited Financial Statements
In connection with the preparation of the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023:
•The Audit Committee reviewed and discussed the audited financial statements and associated audit with the independent registered public accounting firm and management;
•The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301 “Communications with Audit Committees” as adopted by the PCAOB. In general, these auditing standards require the independent registered public accounting firm to communicate to the Audit Committee certain matters that are incidental to the audit, such as any initiation of, or changes to, significant accounting policies, management judgments, accounting estimates and audit adjustments; disagreements with management; the independent registered public accounting firm’s judgment about the quality of our accounting principles; significant audit risks identified and any changes from planned audit strategy; the use of specialists on the audit team; and issues for which the independent registered public accounting firm have consulted outside the engagement team; and
•The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communication with the Audit Committee concerning independence, and has discussed the independent registered public accounting firm’s independence with the independent registered public accounting firm. The Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to us was compatible with maintaining their independence.
Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited consolidated financial statements for the year ended December 31, 2023, be included in our Annual Report on Form 10-K filed with the SEC.
Audit Committee of the Board of Directors
Randy I. Stein (Chairman)
Linda L. Adamany
Daniel J. O’Leary
Cathleen M. Osborn

EXECUTIVE COMPENSATION AND OTHER INFORMATION
Executive Compensation
The following discussion relates to the compensation of our principal executive officer and our two most highly compensated executive officers other than our principal executive officer who were serving as executive officers at the end of the last completed fiscal year, as determined under the rules of the SEC, based on compensation paid to or earned by such individuals for the fiscal years ended December 31, 2023, and December 31, 2022. We are an “emerging growth company,” as such term is defined in the Jumpstart Our Business Startups Act. As an emerging growth company, we have opted to comply with the executive compensation disclosure rules in Item 402 (l)-(r) of Regulation S-K applicable to “smaller reporting companies” (as such term is defined in Item 10(f) of Regulation S-K), which allow reduced disclosures for the compensation provided to our executive officers. The following sections provide compensation information pursuant to the scaled disclosure rules applicable to emerging growth companies under the rules of the SEC, including reduced narrative and tabular disclosure obligations regarding executive compensation.
These executive officers, whom we refer to as our “Named Executive Officers,” or our “NEOs” are:
•Robert W. Gerrity, who currently serves as our Chairman and Chief Executive Officer;
•Brian J. Cree, who currently serves as our President; and
•James P. Henderson, who currently serves as our Chief Financial Officer.
Summary Compensation Table
The table below summarizes the total compensation earned by each of the Named Executive Officers for the fiscal years ended December 31, 2023 and December 31, 2022.

NAME AND PRINCIPAL POSITION	FISCAL YEAR	SALARY ($)(1)	BONUS ($)	STOCK AWARDS ($)(2)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(3)	ALL OTHER COMPENSATION ($)(4)	TOTAL ($)
Robert W. Gerrity, Chief Executive Officer	2023	547,917	—	23,760,000	844,525	—	25,152,442
	2022	500,000	1,175,000	—	—	30,720	1,705,720
Brian J. Cree, President	2023	423,958	—	10,454,400	554,699	25,250	11,458,307
	2022	400,000	725,000	—	—	18,174	1,143,174
James P. Henderson, Chief Financial Officer	2023	116,667	—	4,231,800	134,356	5,833	4,488,656

(1)    The amount reflected in this column for Mr. Henderson reflects the pro-rated salary he earned based on his partial year of service with the Company, which began on September 1, 2023.
(2)    Represents the grant date fair value of restricted stock unit awards. The assumptions used in the valuation of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 grant date fair value of these awards are set forth in Note 12 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 26, 2023.
(3)    For 2023, represents the amounts paid in 2024 pursuant to fiscal 2023 awards under our Short-Term Incentive Plan.
(4)    “All Other Compensation” for Messrs. Cree and Henderson for fiscal year 2023 includes matching contributions under our 401(k) plan and, in Mr. Cree’s case, contributions made on behalf of the executive to a Health Savings Account.
Narrative to the Summary Compensation Table
Compensation Paid or Awarded to NEOs Under Vitesse Energy Plans and Arrangements
This discussion relates to the compensation paid to or earned by the NEOs in fiscal year 2023.
In connection with the Spin-Off, Messrs. Gerrity’s and Cree’s prior executive employment agreements (collectively, the “Former Executive Employment Agreements”) were terminated and we adopted an Employee Severance Plan. The NEOs are eligible to participate in the Employee Severance Plan, which, as further described below, provides for severance payments to eligible employees upon certain terminations of employment in an amount equal to one month’s base salary per year of service, with a minimum of two months’ base salary and up to a maximum of six months’ base salary or 12 months’ base salary for employees above a specified age. In connection with the Spin-Off, we also adopted the VTS LTIP (as defined below) pursuant to which the Board or the Compensation

Committee may issue up to 3,960,000 shares of our common stock (representing 12% of our shares calculated on a fully diluted basis immediately following the Spin-Off) pursuant to the grant of nonstatutory stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, stock awards, dividend equivalents, other stock-based awards, cash awards, substitute awards, or any combination of the foregoing. On January 13, 2023, Messrs. Gerrity and Cree each received an award of time-vested restricted stock units of 1,650,000 and 726,000 shares of Vitesse common stock, respectively. Of Messrs. Gerrity’s and Cree’s restricted stock units, 1,500,000 and 363,000, respectively, were granted pursuant to the Form of RSU Award Agreement (Executive – Retirement), which provides that such restricted stock units will vest in three equal annual installments, subject to continued employment through such dates, provided, that if either of Messrs. Gerrity or Cree voluntarily resigns (due to being retirement eligible), is terminated without cause, resigns for good reason, dies or is terminated due to disability, subject to compliance with restrictive covenants, including non-competition restrictions, through the remainder of the vesting period, the restricted stock units will be settled in accordance with their original vesting schedule notwithstanding the termination of employment (“Retirement Vesting”). The remaining 150,000 and 363,000 restricted stock units of Messrs. Gerrity and Cree were granted pursuant to the Form of RSU Award Agreement (Executive – Three-Year Vesting), which provides that such restricted stock units will vest in three equal annual installments, subject to continued employment through such dates, provided, that if any of the grantee’s employment is terminated without cause, due to a resignation for good reason, or due to death or disability, the restricted stock units will vest and be settled in connection with such termination. On September 1, 2023, Mr. Henderson received a grant of 180,000 time-vested restricted stock units in connection with the commencement of his employment. Mr. Henderson’s restricted stock unit grant vests in three equal installments, subject to continued employment through such dates, provided, that if Mr. Henderson’s employment is terminated without cause, due to a resignation for good reason, or due to death or disability, the restricted stock units will vest and be settled in connection with such termination. The restricted stock units granted to Mr. Henderson were granted pursuant to the Form of RSU Award Agreement (Executive – Three-Year Vesting).
2023 Short-Term Incentive Plan Awards
In 2023, based on analysis provided by the Compensation Consultant, the Company adopted a Short-Term Incentive Plan (the “STIP”) that is based two-thirds on the quantitative Company performance metrics specified below and one-third on an individual’s performance for the year. For the 2023 STIP awards, award targets were set as a percentage of each current NEOs’ base salary, with threshold and maximum opportunities available depending upon individual performance and Company performance as compared against the pre-established performance criteria. The performance period for the 2023 STIP awards was from January 1, 2023 through December 31, 2023. Target STIP awards for the Company’s current NEOs were set as follows:

NAME	TARGET PERCENTAGE OF SALARY
Robert W. Gerrity	100%
Brian J. Cree	85%
James P. Henderson	75%
Under the STIP, threshold performance against the Company performance metrics results in payouts equal to 50% of target, while maximum performance (outperform) will result in payouts capped in the aggregate at 200% of target, with payouts between such benchmark levels generally distributed on a straight-line basis. Performance below the threshold level will result in no payouts. The quantitative performance metrics for the 2023 STIP awards (and respective weightings for each metric expressed as a percentage of the two-thirds) were as follows:

PERFORMANCE METRIC	METRIC WEIGHT %
Annual Dividend	35%
Net Debt/Adjusted EBITDA	35%
Operating Performance	30%

The Operating Performance metric category was further divided by the following metrics:

OPERATING PERFORMANCE METRIC	METRIC WEIGHT %
Annual Production	7.5%
Capital Expenditures	7.5%
Oil as a Percentage of Production	7.5%
Adjusted EBITDA	2.5%
Hedging	2.5%
Total Stockholder Return	2.5%
The Compensation Committee determined that the Company performance metrics were achieved at 143% of target and that each NEO performed at 175% of target resulting in the 2023 STIP awards set forth in the “Non-Equity Incentive Plan Compensation” column to the Summary Compensation Table above.
Outstanding Equity Awards at Fiscal Year-End
The following table discloses the number and value of restricted stock units granted under the Vitesse Energy, Inc. Long-Term Incentive Plan to our NEOs as of December 31, 2023.

	STOCK AWARDS
NAME	GRANT DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(1)
Robert W. Gerrity	01/13/2023	1,500,000	(2)	32,835,000
	01/13/2023	150,000	(3)	3,283,500
Brian J. Cree	01/13/2023	363,000	(2)	7,946,070
	01/13/2023	363,000	(3)	7,946,070
James P. Henderson	09/01/2023	180,000	(4)	3,940,200

(1)    The market value of these shares is based on the closing price of the Company’s common stock on December 29, 2023 ($21.89), the last trading day of the fiscal year.
(2)    Represents restricted stock units that vest over three years in equal annual installments on January 13, 2024, January 13, 2025 and January 13, 2026 that have the Retirement Vesting feature.
(3)    Represents restricted stock units that vest over three years in equal annual installments on January 13, 2024, January 13, 2025 and January 13, 2026 that do not have the Retirement Vesting feature.
(4)    Represents restricted stock units that vest over three years in equal annual installments on September 1, 2024, September 1, 2025 and September 1, 2026.
Potential Payments Upon Termination
Separation Benefits in the Former Executive Employment Agreements
The Former Executive Employment Agreements provided that, upon a termination of either of Messrs. Gerrity’s or Cree’s employment for any reason, Messrs. Gerrity or Cree, as applicable, would be entitled to (1) payment of any base salary earned, accrued vacation time and accrued but unpaid business expense reimbursements (for expenses reimbursable pursuant to the Former Executive Employment Agreements) through the date of termination (the “Accrued Obligations”) and (2) payment of any earned but unpaid annual bonus for the year completed prior to the year in which such termination occurs (the “Prior Year Bonus”). The Former Executive Employment Agreements also entitled each of Messrs. Gerrity and Cree to payment of any vested benefits to which they were entitled under any employee benefit plans and compensation arrangements in which they participated at the time of their termination (the “Benefit Obligation”).
In the event of either of Messrs. Gerrity’s or Cree’s termination of employment by the Company without Cause, by Messrs. Gerrity or Cree for Good Reason or Messrs. Gerrity’s or Cree’s death or termination of employment as a result of their disability, in each case, while performing their duties set forth in the Former Executive Employment Agreements, in addition to the Accrued Obligations, Prior Year Bonus and Benefit Obligation, Messrs. Gerrity and Cree would receive the Current Year Pro-Rata Bonus, paid within 30 days of termination and, subject to the execution of a release in favor of the Company and its affiliates, and their officers, directors, managers, employees and agents within 50 days following termination and nonrevocation thereafter, Messrs. Gerrity and Cree would also be entitled to the sum of their (1) base salary and (2) annual bonuses for the remainder of the initial term of the Former Executive Employment Agreements, which, prior to the termination of the Former Executive Employment Agreements, ended on December 31, 2023. As described above, while the Former Executive Employment Agreements were in effect until January 13, 2023, they have since been terminated without payment of any amounts payable under the agreements other than the bonuses paid with respect to fiscal year 2022.
Separation Benefits in the Employee Severance Plan
Employees of the Company, including the NEOs, are eligible to participate in the Employee Severance Plan. Pursuant to the Employee Severance Plan, and subject to the NEOs executing and not revoking an agreement and general release, the NEOs are entitled to a lump sum severance payment equal to one month of the NEO’s gross monthly base salary (“Month of Base Pay”) for each year of service to the Company, provided the NEO’s employment is terminated by Vitesse Management Company LLC (“Vitesse Management”), an indirect wholly owned subsidiary of Vitesse, or any successor thereto as the result of a job elimination, job discontinuation, office closing, reduction in force, business restructuring, or such other circumstances as the Company deems appropriate for the payment of severance (collectively, a “Termination of Employment”). The maximum amount that may be earned under the Employee Severance Plan is six Months of Base Pay if the NEO’s age plus years of service is less than 60 and 12 Months of Base Pay if the NEO’s age plus years of service is greater than or equal to 60. Notwithstanding the foregoing, the minimum severance payment the NEOs could receive pursuant to the Employee Severance Plan is two Months of Base Pay. Additionally, the Company will fully subsidize COBRA continuation coverage for a period of two months following an NEO’s termination of employment or for a period of six months if the NEO’s age plus years of service to the Company is at least 60 at the time of the Termination of Employment.
Separation Benefits in the RSU Agreements
Messrs. Gerrity and Cree each received awards of time-vested restricted stock units in connection with the Spin-Off. Of Messrs. Gerrity’s and Cree’s restricted stock units, 1,500,000 and 363,000, respectively, were granted pursuant to the Form of RSU Award Agreement (Executive – Retirement), which provides that if either of Messrs. Gerrity or Cree voluntarily resigns (due to being retirement eligible), is terminated without cause, resigns for good reason, dies or is terminated due to disability, prior to a change in control or after the two-year anniversary of the change of control, subject to execution of and compliance with a release containing restrictive covenants, including non-competition restrictions, through the remainder of the vesting period, the restricted stock units will be settled in accordance with their original vesting schedule notwithstanding the termination of employment. If Messrs. Gerrity or Cree voluntarily resigns (due to being retirement eligible), is terminated without cause, resigns for good reason, dies or is terminated due to disability during the two-year period beginning on a change in control and ending on the two-year anniversary of the change in control, the restricted stock units will remain outstanding and vest according to the original vesting schedule, without the requirement to sign a release.
The remaining 150,000 and 363,000 restricted stock units of Messrs. Gerrity and Cree, and all 180,000 restricted stock units granted to Mr. Henderson, were granted pursuant to the Form of RSU Award Agreement (Executive – Three-Year Vesting), which provides that if the grantee is terminated without cause, resigns for good reason, dies or is terminated due to disability (each a “Qualifying Termination”) during the two-year period beginning on a change in control and ending on the two-year anniversary of the change in control, the restricted stock units will vest and be settled in connection with such termination without the requirement to execute a release. If Messrs. Gerrity, Cree or Henderson experiences Qualifying Termination prior to a change in control or after the two-year anniversary of the change of control, subject to the execution of and compliance with a release containing restrictive covenants, including non-competition restrictions, through the remainder of the vesting period, the restricted stock units will vest and be settled in connection with such termination.
Vitesse Energy, Inc. Long-Term Incentive Plan
Our Board approved a long-term incentive plan, that became effective in 2023, which we refer to as the “VTS LTIP.” The following summary describes the material terms of the VTS LTIP.
Participants. Any of our employees or consultants and any member of our Board, whether or not employed by us, is eligible to participate in the VTS LTIP. An eligible employee, consultant or director becomes a participant if he or she is selected to receive and receives a VTS LTIP award by the plan administrator.
Plan Administration. Our Board will administer the VTS LTIP with respect to awards made to members of our Board who are not our employees. The Compensation Committee will administer the VTS LTIP with respect to awards made to our employees and consultants. The Committee may delegate to our Chief Executive Officer, our

President or a Compensation Committee member, all or part of its authority and duties as to awards made to individuals who are not subject to Section 16 of the Exchange Act.
The plan administrator has the authority, among others, to select eligible persons to receive awards; determine the terms and conditions of, and all other matters relating to, awards; approve award agreements and the rules and regulations for the administration of the plan; construe and interpret the plan and award agreements; amend the terms of any award, including to accelerate vesting of any award; interpret, administer or reconcile inconsistencies in the plan; and make all other determinations as the plan administrator may deem necessary or advisable for the administration of the plan.
Aggregate Number of Plan Shares. The maximum aggregate number of shares of our common stock that may be issued or acquired and delivered (including in respect of the exercise of incentive stock options) under the VTS LTIP is 3,960,000, (representing approximately 12% of our shares of common stock calculated on a fully diluted basis immediately following the Spin-Off), with such shares subject to adjustment to reflect any extraordinary cash dividend, stock dividend, split or combination of our common stock. The total aggregate value of awards and cash compensation that may be issued or acquired and delivered to any non-employee director cannot exceed $750,000 per fiscal year; provided, that, for any calendar year in which a non-employee member of the Board (i) first commences service on the Board, (ii) serves on a special committee of the Board, or (iii) serves as lead director or chairman of the Board, additional awards may be granted to such non-employee member of the Board in excess of such limit. If any award granted under the VTS LTIP is settled in cash, expires or is forfeited, exchanged, canceled, or otherwise terminated without the actual delivery of shares (awards of restricted stock will not be considered “delivered shares” for this purpose), will again be available for awards. Notwithstanding the foregoing, (i) the number of shares tendered or withheld in payment of any exercise or purchase price of an option or SAR or taxes relating to any award, (ii) shares that were subject to an option or an SAR but were not issued or delivered as a result of the net settlement or net exercise of such option or SAR and (iii) shares repurchased on the open market with the proceeds of an option’s exercise price, will not, in each case, be available for awards. However, awards granted in substitution or exchange for awards previously granted by a company acquired by us or any subsidiary or with which we or any subsidiary combines, will not reduce the shares authorized for issuance under the VTS LTIP nor will any shares subject to such substitute awards be added to the shares available for issuance under the VTS LTIP (whether or not such substitute awards are later cancelled, forfeited or otherwise terminated).
Stock Option Awards. The exercise price of an option will be fixed by the plan administrator but cannot be less than the fair market value of our common stock on the date of grant. The options will be subject to such terms, including the exercise price and the conditions and timing of vesting, exercise and expiration, as may be determined by the plan administrator. The maximum period in which an option may be exercised cannot exceed ten years from the date of grant. The option price may be paid in cash (or cash equivalent) or by such other method as the plan administrator may permit in its sole discretion, including by exchanging shares of our common stock valued at the fair market value at the time the option is exercised and by means of a “net exercise” procedure effected by withholding the minimum number of shares otherwise deliverable in respect of an option that are needed to pay the exercise price and all applicable required withholding taxes. Options granted under the VTS LTIP may be either non-qualified options or incentive stock options.
Stock Appreciation Rights Awards. Stock appreciation rights, which we refer to as “SARs,” entitle the holder, upon exercise, to receive an amount equal to the appreciation of the shares subject to such award between the grant date and the exercise date. The exercise price of a SAR will be fixed by the plan administrator but cannot be less than the fair market value of our common stock on the date of grant. The maximum period in which a SAR may be exercised cannot exceed ten years from the date of grant. SARs may be granted as standalone awards or in connection with a stock option. SARs granted in connection with a stock option will be subject to the same terms and conditions as the underlying stock option, including with respect to exercisability. SARs may be settled in cash, shares of our common stock or a combination of the two, as determined by the plan administrator in its discretion.
Restricted Stock Awards. Restricted stock awards are a grant of shares of our common stock, which may be forfeitable or restricted for a certain period of time. Holders of restricted stock awards will generally have all of the rights of a stockholder (including voting and dividend rights) prior to the time the shares of our common stock become non-forfeitable or transferable. The vesting of restricted stock awards may also be subject to the achievement of performance goals as determined by the plan administrator.
Restricted Stock Unit Awards. Restricted stock unit awards are contractual promises to deliver shares of our common stock in the future, which may be forfeitable for a certain period of time. The vesting of restricted stock unit awards may also be subject to the achievement of performance goals as determined by the plan administrator. The restricted stock unit awards may receive dividend equivalents on the shares of our common stock, which may be paid in cash or shares that may be forfeited if the underlying restricted stock unit awards are forfeited. The restricted stock unit awards may be settled in cash, shares of our common stock or a combination of the two, as determined by the plan administrator in its discretion.

Performance Awards. Performance awards include performance share awards and performance unit awards that are granted subject to vesting or payment, as applicable, based on the attainment of specified performance objectives prescribed by the plan administrator during a performance period. Once earned, a performance award may be settled in cash, shares of our common stock or a combination of the two, as determined by the plan administrator in its discretion. Performance share awards may receive dividend equivalents, however no such dividend equivalents may be paid before the underlying performance share awards are earned and vested.
Other Stock-Based Awards. The plan administrator is authorized to grant other stock-based awards in such amounts and subject to such terms and conditions as the plan administrator may determine.
Cash Awards. The plan administrator is authorized to grant cash awards on a free-standing basis or in connection with any other award in the amount and terms as the plan administrator may determine.
Substitute Awards. The plan administrator may grant awards in substitution or exchange for any other award granted under the VTS LTIP or under any other of our plans or plans of our affiliates.
Changes in Capitalization. In the event of certain changes to our capitalization that result in subdivision or consolidation of the shares of stock (e.g., by reclassification, stock split, reverse stock split, or the issuance of a distribution on Stock payable in stock) or any other corporate transaction that would be considered an equity restructuring, appropriate adjustments will be made by the Compensation Committee as to the number, kind, and price of shares subject to outstanding awards, the number and kind of shares available for issuance under the plan, and any limitations on the number of awards that may be granted to particular classes of eligible persons.
Term and Amendments. The VTS LTIP will have a term of ten years. Our Board may amend the plan or terminate it at any time, subject to shareholder approval of any amendment to materially increase the aggregate number of shares of common stock that may be issued or delivered under the plan; provided, that, the Board may not materially affect the rights of any participant without their prior written approval.
Clawback Policy
We adopted the Vitesse Energy, Inc. Incentive-Based Compensation Recoupment Policy (the “Clawback Policy”) effective as of October 31, 2023. In the event that we are required to prepare a financial restatement, the Committee shall recoup all incentive-based compensation calculated on a pre-tax basis received after October 2, 2023, by a person (i) after beginning service as an executive officer, (ii) who served as an executive officer at any time during the performance period for that incentive-based compensation, (iii) while the Company had a class of securities listed on a national securities exchange or national securities association, and (iv) during the applicable period, that exceeded the amount of incentive-based compensation that otherwise would have been received had the amount been determined based on the Financial Reporting Measures (as defined in the Clawback Policy), as reflected in the restatement.
Director Compensation
Our Board adopted a director compensation policy following the Spin-Off, pursuant to which each director who is not an employee of the Company will generally receive an annual cash retainer of $125,000 and an annual equity grant equal to $125,000 in the form of restricted stock units that vest approximately one-year after grant on the day immediately prior to the date of our annual meeting. The Lead Independent Director receives an additional cash retainer of $25,000. The annual equity grants to the non-employee directors for fiscal year 2023 were increased proportionally for the time period that exceeded one year, measured from the date of the Spin-Off to the projected date of the 2024 Annual Meeting.

The table below summarizes the compensation paid to each director who was not an employee of the Company for the year ended December 31, 2023.

NAME	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($)(1)	TOTAL COMPENSATION ($)
Linda L. Adamany	125,000	140,578	265,578
Brian P. Friedman	125,000	188,076	313,076
Daniel J. O’Leary	150,000	140,578	290,578
Cathleen M. Osborn	125,000	140,578	265,578
Randy I. Stein	125,000	140,578	265,578
Joseph S. Steinberg	125,000	188,076	313,076

(1)    Represents the grant date fair value of restricted stock unit awards. Each non-employee director was granted a total of 8,333 restricted stock units. Messrs. Friedman and Steinberg received the same number of restricted stock units as the other non-employee directors but at a later date. These awards will vest at the same time, and are subject to the same terms and conditions, as the awards to the other non-employee directors.
Compensation Committee Interlocks and Insider Participation
None of our executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on our Board or Compensation Committee. No member of our Board is an executive officer of a company in which one of our executive officers serves as a member of the board of directors or compensation committee of that company.

SHARE OWNERSHIP INFORMATION FOR DIRECTORS AND OFFICERS
The following table shows the number of shares of Vitesse common stock beneficially owned by our current directors, named executive officers and directors and executive officers as a group as of February 28, 2024. Except as otherwise noted in the footnotes below, each person identified in the table below has sole voting and investment power with respect to the securities such person holds. Except as otherwise noted in the footnotes below, the address of each director and executive officer shown in the table below is c/o Vitesse Energy, Inc., 5619 DTC Parkway, Suite 700 Greenwood Village, CO 80111.

DIRECTORS AND EXECUTIVE OFFICERS	COMMON STOCK(1)	PERCENT OF CLASS
Linda L. Adamany	7,300	*%
Brian J. Cree	145,948	*%
Brian P. Friedman(2)	1,183,952	3.99%
Robert W. Gerrity(3)	485,311	1.64%
James P. Henderson	10,000	*%
Cathleen M. Osborn	—	—%
Daniel O’Leary	4,000	*%
Randy I. Stein	—	—%
Joseph S. Steinberg(4)	2,849,754	9.61%
All directors and executive officers as a group (9 persons)(5)	4,686,265	15.80%

*    Less than 1% of the total shares of Vitesse common stock on February 28, 2024.
(1)    Beneficial ownership totals do not include shares underlying time-vested restricted stock units or restricted stock awards that will not vest within 60 days after February 28, 2024.
(2)    Mr. Friedman’s beneficial ownership includes (i) 228,933 shares underlying exercisable options; (ii) 4,365 shares held by the trustees of the Jefferies profit-sharing plan and employee stock ownership plan, as to which Mr. Friedman has shared voting power, but no investment power; (iii) 290,099 shares held directly; and (iv) 660,555 shares held by family limited partnerships, LLCs or trusts.
(3)    Mr. Gerrity’s beneficial ownership includes 169,099 shares held directly by the Gerrity Family Trust of which Mr. Gerrity is a trustee.
(4)    Mr. Steinberg’s beneficial ownership includes (i) 2,837,165 shares over which Mr. Steinberg has sole voting and sole dispositive power, consisting of (a) 487,047 shares held directly, (b) 2,141,544 shares held by corporations wholly owned by Mr. Steinberg, family trusts or corporations wholly owned by family trusts, and (c) 202,094 shares held in a charitable trust and (ii) 12,589 shares held by Mr. Steinberg’s spouse over which Mr. Steinberg may be deemed to have shared voting and shared dispositive power.
(5)    Does not include shares underlying restricted stock units or restricted stock awards that will not be settled within 60 days after February 28, 2024.

CERTAIN BENEFICIAL OWNERS
The following table shows all holders known to Vitesse that are beneficial owners of more than five percent of the outstanding shares of Vitesse common stock as of February 28, 2024. Except as otherwise noted in the footnotes below, each person or entity identified in the table has sole voting and investment power with respect to the securities he, she or it holds.

NAME OF BENEFICIAL OWNER	COMMON STOCK	PERCENT OF CLASS
Joseph S. Steinberg	2,849,754(1)	9.61%
BlackRock, Inc.	1,843,691(2)	6.22%
The Vanguard Group	2,440,370(3)	8.48%

(1)    Mr. Steinberg’s address is c/o Vitesse Energy, Inc., 5619 DTC Parkway, Suite 700 Greenwood Village, CO 80111. Mr. Steinberg’s beneficial ownership includes (i) 2,837,165 shares over which Mr. Steinberg has sole voting and sole dispositive power, consisting of (a) 487,047 shares held directly, (b) 2,141,544 shares held by corporations wholly owned by Mr. Steinberg, family trusts or corporations wholly owned by family trusts, and (c) 202,094 shares held in a charitable trust and (ii) 12,589 shares held by Mr. Steinberg’s spouse over which Mr. Steinberg may be deemed to have shared voting and shared dispositive power.
(2)    BlackRock, Inc.’s address is 50 Hudson Yards New York, NY 10001. The number of shares indicated and the information above is based on information reported to the SEC in Schedule 13G filed by BlackRock, Inc. on January 29, 2024, reporting ownership of our common stock as of December 31, 2023. Amount reported represents shares of our common stock directly or indirectly held by BlackRock, Inc. BlackRock, Inc. has sole voting power with respect to 1,773,022 shares of common stock and sole dispositive power with respect to 1,843,691 shares of common stock. BlackRock, Inc. is deemed to be the beneficial owner of 1,843,691 shares of common stock.
(3)    The Vanguard Group’s address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The number of shares indicated and the information above is based on information reported to the SEC in Schedule 13G filed by The Vanguard Group on February 13, 2024, reporting ownership of our common stock as of December 31, 2023. Amount reported represents shares of our common stock directly or indirectly held by The Vanguard Group. The Vanguard Group has shared voting power of 15,670 shares of common stock, sole dispositive power of 2,403,047 shares of common stock and shared dispositive power of 37,323 shares of common stock. The Vanguard Group is deemed to be the beneficial owner of 2,440,370 shares of common stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Agreements Related to the Spin-Off
Following the Spin-Off, we and Jefferies operate independently, and neither have any ownership interest in the other. In order to govern the ongoing relationships among us, Jefferies (including its subsidiaries and affiliates), and Messrs. Gerrity and Cree (including Gerrity Bakken, LLC an entity owned by Mr. Gerrity and 3B Energy, LLC, an entity owned by Messrs. Gerrity and Cree) after the Spin-Off and to facilitate an orderly transition, we entered into a series of agreements to effect the Spin-Off, to provide a framework for the relationship among the parties after the separation and to provide for various rights and obligations following the Spin-Off, in each case, pursuant to which we and Jefferies and certain of its affiliates agreed to indemnify each other against certain liabilities arising from our respective businesses. The following summarizes the terms of the material agreements.
Separation and Distribution Agreement
We entered into a Separation and Distribution Agreement on January 13, 2023 (“Separation and Distribution Agreement”) that sets forth our agreements with Jefferies (including certain of its subsidiaries and affiliates), and Messrs. Gerrity and Cree (including certain entities controlled by them) regarding the principal actions taken in connection with the Spin-Off. It also sets forth other agreements that govern aspects of the parties’ relationships.
Exchange of Information. We and Jefferies agreed to provide each other with information to comply with reporting, disclosure, filing or other requirements of any governmental authority, for use in judicial, regulatory, administrative, tax and other proceedings and to satisfy audit, accounting, claims defense, regulatory filings, litigation, tax and other similar requests. The parties also agreed to use commercially reasonable efforts to retain such information in accordance with Jefferies’ policies as in effect on the Distribution Date (as defined in the Separation and Distribution Agreement) or policies reasonably adopted by another party after the Distribution Date.
Releases. The parties provided for a full and complete release and discharge of all liabilities existing or arising from or based on facts existing before the Distribution Date, between or among each of us or any of our affiliates, Messrs. Gerrity and Cree (including certain entities controlled by them), and Jefferies Capital Partners, on the one hand, and Jefferies (including certain if its subsidiaries and affiliates), on the other hand, except as set forth in the Separation and Distribution Agreement.
Indemnification. We and Jefferies agreed to provide customary cross-indemnification provisions principally designed to place financial responsibility for the liabilities of our business with us and financial responsibility for obligations and liabilities of Jefferies’ business (other than our business) with Jefferies.
This summary does not purport to be complete and you are encouraged to read the Separation and Distribution Agreement, which is filed as an exhibit to our Annual Report on Form 10-K, for greater detail with respect to these provisions.
Tax Matters Agreement
We entered into a Tax Matters Agreement with Jefferies on January 13, 2023 (the “Tax Matters Agreement”) that governs the respective rights, responsibilities and obligations of Jefferies and us after the Spin-Off with respect to all tax matters, including taxes arising in the ordinary course of business, and taxes, if any, incurred as a result of any failure of the Spin-Off (or certain related transactions) to qualify as tax-free for U.S. federal income tax purposes. The Tax Matters Agreement also sets forth the respective obligations of the parties with respect to the filing of tax returns, the administration of tax contests and assistance and cooperation on tax matters.
In general, the Tax Matters Agreement governs the rights and obligations that we and Jefferies have after the Spin-Off with respect to taxes. Under the Tax Matters Agreement, Jefferies is generally responsible for income taxes attributable to the portion of items of income, gain, loss, deduction and credit of Vitesse Energy and Vitesse Oil allocated by Vitesse Energy and Vitesse Oil to Jefferies (directly or through other entities) that are reported on partnership tax returns of Vitesse Energy or Vitesse Oil for tax periods ending on or before the Spin-Off. We are generally responsible for any such income taxes to the extent that such taxes arise on audit following the Spin-Off, for any income taxes attributable to tax items not reported on partnership tax returns for tax periods ending on or before the Spin-Off, and for all non-income taxes attributable to our business.
The Tax Matters Agreement further provides that:
•without duplication of our payment obligations described above, we will generally indemnify Jefferies against (i) taxes allocated to us under the Tax Matters Agreement (as described above) and (ii) any liability or damage resulting from a breach by us or any of our affiliates of a covenant or representation made in the Tax Matters Agreement; and
•Jefferies will indemnify us against taxes for which Jefferies is responsible under the Tax Matters Agreement (as described above).
In addition to the indemnification obligations described above, the indemnifying party will generally be required to indemnify the indemnified party against any interest, penalties, additions to tax, losses, assessments, settlements or judgments arising out of or incident to the event giving rise to the indemnification obligation, along with costs incurred in any related contest or proceeding. Indemnification obligations of the parties under the Tax Matters Agreement are not subject to any cap.
Further, the Tax Matters Agreement generally prohibits us and our affiliates from taking certain actions that could cause the Spin-Off or other related transactions to fail to qualify for their intended tax treatment, including:
•during the time period ending two years following the Spin-Off (or otherwise pursuant to a “plan” within the meaning of Section 355(e) of the Internal Revenue Code of 1986, as amended (the “Code”)), we may not cause or permit certain business combinations or transactions to occur;
•during the time period ending two years following the Spin-Off, we may not discontinue the active conduct of our business (within the meaning of Section 355(b)(2) of the Code);
•during the time period ending two years following the Spin-Off, issue shares of stock in a manner that could reasonably be expected to have adverse consequences under Section 355(e) of the Code;
•during the time period ending two years following the Spin-Off, we may not redeem or otherwise acquire any of our common stock, other than pursuant to certain open-market repurchases;
•during the time period ending two years following the Spin-Off, we may not amend our certificate of incorporation (or other organizational documents) or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of our common stock; and
•more generally, we may not take any action that could reasonably be expected to cause the Spin-Off, together with certain related transactions, to fail to qualify as tax-free transactions under Section 368(a)(1)(D) and Section 355 of the Code.
In the event that the Spin-Off, together with certain related transactions, fails to qualify for the intended tax treatment, in whole or in part, and Jefferies is subject to tax as a result of such failure, the Tax Matters Agreement will determine whether Jefferies must be indemnified for any such tax by us. As a general matter, under the terms of the Tax Matters Agreement, we are required to indemnify Jefferies for any tax-related losses in connection with the Distribution and certain related transactions, due to any action by us or any of our subsidiaries. Therefore, in the event that the Distribution, together with certain related transactions, fail to qualify for their intended tax treatment due to any action by us or any of our subsidiaries, we will generally be required to indemnify Jefferies for the resulting taxes.
This summary does not purport to be complete and you are encouraged to read the Tax Matters Agreement, which is filed as an exhibit to our Annual Report on Form 10-K, for greater detail with respect to these provisions.
Transitional Equity Award Adjustment Plan
The Vitesse Energy, Inc. Transitional Equity Award Adjustment Plan (the “Transitional Plan”) generally provides for the treatment of those Jefferies outstanding compensatory equity awards that were adjusted into equity incentive awards denominated in shares of both our common stock and Jefferies common stock in connection with the Spin-Off. All adjusted awards are subject to generally the same vesting, exercisability, expiration, settlement and other material terms and conditions as applied to the applicable original Jefferies award immediately before the Spin-Off, except that equity awards relating to Vitesse are subject to accelerated vesting, exercisability and in some cases settlement in the event of a change in control of Vitesse.
Each Jefferies stock option that did not remain an option to purchase shares of only Jefferies common stock was converted into both a post-Spin-Off option to purchase shares of Jefferies common stock and an option to purchase shares of Vitesse common stock. The exercise price of such Jefferies stock option and the exercise price and number of shares subject to such Vitesse stock option was adjusted so that (i) the aggregate intrinsic value of such post-Spin-Off Jefferies stock option and Vitesse stock option immediately after the Spin-Off equaled the aggregate intrinsic value of the Jefferies stock option as measured immediately before the Spin-Off and (ii) the aggregate exercise price of the such post-Spin-Off Jefferies stock option and Vitesse stock option equaled the aggregate exercise price of the Jefferies stock option immediately before the Spin-Off, subject to rounding.
Each Jefferies restricted stock unit award and performance stock unit award (other than those that remained awards denominated in shares of only Jefferies stock, which includes the portion of any performance stock unit award that may be earned above the designated target level), including any additional stock units accrued as a result of dividend equivalents, was adjusted by the grant of a Vitesse restricted stock unit award and a Vitesse performance stock unit award, respectively. The number of Vitesse awards to be granted in respect of these Jefferies awards equaled the number of Vitesse shares that would have been distributed in the Spin-Off if the Jefferies award had been shares of outstanding Jefferies common stock at the effective time of the Spin-Off, subject to rounding.
A holder of a Jefferies restricted stock award received shares of our common stock in the Distribution, which shares are subject to the provisions of the Transitional Plan, including generally the same risk of forfeiture and other conditions as applied to the original Jefferies restricted stock award.
The new Vitesse equity awards issued as an adjustment to Jefferies equity awards were issued pursuant to the Transitional Plan. The Transitional Plan governs the terms and conditions of the new Vitesse awards issued as an adjustment to Jefferies awards at the effective time of the Spin-Off, but will not be used to make any grants following the Spin-Off.
Other Transactions and Relationships with Related Persons
Vitesse engaged Jefferies LLC, an affiliate of Jefferies, as a financial advisor with respect to the Spin-Off. Jefferies LLC provided Vitesse with financial and/or capital markets advice and assistance in connection with the Spin-Off, in exchange for a fee of $3.0 million and reimbursement of the reasonable out-of-pocket expenses, including the reasonable fees and expenses of the outside counsel of Jefferies LLC, ancillary expenses and the fees and expenses of any other independent experts retained by Jefferies LLC with Vitesse’s consent, but not to exceed $50,000. Vitesse agreed to indemnify Jefferies LLC and its affiliates and representatives against certain liabilities arising out of or in connection with Jefferies LLC’s services, or to contribute to payments such persons may be required to make in respect thereof.
Mr. Friedman, a member of our Board, is an indirect limited partner of Jefferies Capital Partners and the President of Jefferies. Mr. Friedman beneficially owned approximately 3.3% of the issued and outstanding common stock of Vitesse as a result of the Spin-Off. In addition, as a result of the adjustment of Mr. Friedman’s outstanding Jefferies compensatory equity awards, he received Vitesse stock options, Vitesse restricted stock units and Vitesse performance stock units. Approximately 600,462 shares of Vitesse common stock and unexercised options underlying these awards, approximately 2.0% of the issued and outstanding shares of Vitesse as off February 28, 2024, vested during 2023. The intrinsic value of the Vitesse equity awards granted as an adjustment to Mr. Friedman’s Jefferies equity awards at the effective time of the Spin-Off was approximately $12.4 million as of January 13, 2023. However, all compensation expense relating to the adjustment to Jefferies equity awards by issuance of Vitesse equity awards was borne by Jefferies and not by Vitesse.
Mr. Gerrity, who is our Chairman and our Chief Executive Officer, and Mr. Cree, who is our President, collectively held 100% of the equity interests in 3B Energy, LLC. In connection with the Spin-Off, 3B Energy transferred all of its Vitesse Energy equity interests to a subsidiary of Jefferies as repayment for prior loans in the amount of $20,348,306 (including $8,977,380 of accrued interest) from Vitesse Energy Finance to 3B Energy. In addition, each of Messrs. Gerrity and Cree transferred their Vitesse Energy management incentive units (“MIUs”) to Vitesse Energy Finance as repayment for prior loans in the amount of $6,873,790 (including $207,123 of accrued interest) and $3,436,895 (including $103,562 of accrued interest), respectively, from Vitesse Energy Finance to each of Messrs. Gerrity and Cree.
On July 1, 2016, Vitesse Management entered into a services agreement with JETX Energy, LLC (“JETX”), an indirect majority owned subsidiary of Jefferies. Pursuant to this services agreement, Vitesse Management agreed to provide JETX certain administrative services and supervise, administer and manage the business affairs and operations of JETX and its subsidiaries for a service provider fee of $225,000 per month. The term of this services agreement extends for an unlimited amount of time, but is subject to termination by either Vitesse Management or JETX upon providing written consent or certain final exit events specified therein. During the year ended December 31, 2023, Vitesse Energy received service provider fees of $2.7 million pursuant to the services agreement.
Adam Cree, the son of Mr. Cree, our President, is a non-executive employee of the Company. For the year ended December 31, 2023, Adam Cree earned $270,000 in his capacity as a non-executive employee of the Company. In connection with the Spin-Off, Adam Cree received 40,000 restricted stock units pursuant to the Form of RSU Award Agreement (Employee – Four-Year Vesting).
Dane Roybal, the stepson of Mr. Gerrity, our Chief Executive Officer, is a non-executive employee of the Company. For the year ended December 31, 2023, Mr. Roybal earned $290,000 in his capacity as a non-executive employee of the Company. Mr. Roybal also held an aggregate of 50,000 Vitesse Energy MIUs. As a result of the transfer of Vitesse Energy to Vitesse and the series of distributions that occurred in connection with the Spin-Off, Mr. Roybal received 17,125 shares of the outstanding common stock of Vitesse. In connection with the Spin-Off, Mr. Roybal received 40,000 restricted stock units pursuant to the Form of RSU Award Agreement (Employee – Four-Year Vesting).
Linda Adamany, Brian Friedman and Joseph Steinberg, who are members of our Board, also serve on the Jefferies board of directors and received shares of Vitesse as a result of their service on the Vitesse Board. They may be required to recuse themselves from deliberations relating to these arrangements and other arrangements between us and Jefferies in the future, due to potential conflicts of interest.
Policy and Procedures Governing Related Person Transactions
In connection with the Spin-Off, our Board adopted a written policy regarding the review, approval and ratification of transactions with “related persons” (as defined below), as set forth in our Audit Committee Charter and the Code of Business Conduct and Ethics. Transactions entered into prior to the Spin-Off were not subject to the policy and were not required to be reviewed, approved or ratified pursuant to such policy.
This policy provides that our Audit Committee review each of Vitesse’s transactions in which any “related person” had, has or will have a direct or indirect material interest (a “Related Party Transaction”). In general, “related persons” are our directors, director nominees, executive officers and shareholders beneficially owning more than 5% of our outstanding common stock and immediate family members or certain affiliated entities of any of the foregoing persons. Pursuant to our policy, our Audit Committee will, in its judgment, consider the relevant facts and circumstances of any Related Party Transaction and either approve or disapprove entry into the Related Party Transaction, subject to certain limited exceptions. In determining whether to approve or disapprove entry into a Related Party Transaction, our Audit Committee will take into account, among other factors, the following: (1) whether the Related Party Transaction is material or significant to us and the “related person,” and (2) whether the Related Party Transaction is comparable to a transaction that could be available to the Company on an arms-length basis. We expect that our Audit Committee will approve or ratify only those transactions that are fair and reasonable to Vitesse and in Vitesse and its shareholders’ best interests.
Anything that could present a conflict of interest for a director may also present a conflict of interest if it is related to a member of his or her immediate family. Because potential conflicts of interest may not always be clear cut, directors, individuals subject to Section 16 of the Exchange Act and executive officers will be expected to disclose any material transaction or relationship that involves, or may involve, a conflict of interest or potential conflict of interest with Vitesse promptly to senior management, who will review the proposed transaction and determine whether it could be a related party transaction, in which case senior management will report such transaction to Vitesse’s Audit Committee for review.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
To permit the Company and its stockholders to address stockholder proposals and stockholder director nominations in an informed and orderly manner, SEC rules and the Bylaws establish advance notice procedures with regard to:
•stockholder proposals to be included in the Company’s proxy statements;
•stockholder nominations of directors and other proposals to be presented at an annual meeting of stockholders but not included in the Company’s proxy statements;
•stockholder nominations of directors to be included in the Company’s proxy statements (also known as proxy access); and
•stockholder proxy solicitations for stockholder director nominees (also known as universal proxy).
Stockholder proposals intended to be included in the proxy materials for the 2025 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must be received by the Secretary of the Company no later than November 19, 2024, or otherwise as permitted by applicable law. The form and substance of these proposals must satisfy the requirements established by the Bylaws and the SEC.
Notice of stockholder proposals and stockholder director nominations to be considered at next year’s meeting, but not included in the proxy statement, must be in compliance with the notice procedures and informational requirements set forth in the Bylaws. These notices must be received by the Secretary at the principal executive offices of the Company. To be timely, notice of such proposals and nominations must be submitted not less than 120 calendar days (November 19, 2024) nor more than 150 calendar days (October 20, 2024) prior to the first anniversary of the Company’s proxy statement in connection with the preceding year’s annual meeting.
The Bylaws provide for proxy access whereby a stockholder (or a group of up to 20 stockholders) who has held at least 3% of our stock for three years or more may nominate up to the greater of two individuals or 20% of the Board and have the nominee(s) included in our proxy statement, provided that the stockholder and nominee(s) satisfy the requirements set forth in the Bylaws. Any stockholder who intends to use these procedures to nominate a candidate for election to the Board for inclusion in our 2025 proxy statement must satisfy the requirements set forth in the Bylaws and must provide notice to the Secretary at the principal executive offices of the Company not less than 120 calendar days (November 19, 2024) nor more than 150 calendar days (October 20, 2024) prior to the first anniversary of the Company’s proxy statement in connection with the preceding year’s annual meeting.
Any stockholder who intends to solicit proxies in support of any director nominees must comply with the content requirements of SEC Rule 14a-19 (the SEC’s universal proxy rule) at the time it complies with the earlier deadlines in the advance notice provisions of the Bylaws. Thus, if a stockholder intends to solicit proxies in support of any director nominees submitted under the advance notice provisions of the Bylaws for the Company’s 2025 annual meeting of stockholders, then such stockholder must also provide proper written notice that sets forth all the information required by SEC Rule 14a-19 to the Secretary of the Company at the principal office of the Company not less than 120 calendar days (November 19, 2024) nor more than 150 calendar days (October 20, 2024) prior to the first anniversary of the Company’s proxy statement in connection with the preceding year’s annual meeting.

HOUSEHOLDING
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for the proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of the proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” is intended to provide extra convenience for stockholders and cost savings to the companies.
A number of brokers with account holders who are stockholders may be “householding” our proxy materials. A single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise, or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of materials, please notify your broker or the Company at Vitesse Energy, Inc., Attn: Secretary, 5619 DTC Parkway, Suite 700 Greenwood Village, CO 80111, call (720) 361-2500 or email legal@vitesse-vts.com, and the Company will promptly deliver such additional materials to you. Stockholders who have multiple accounts in their names or who share an address with other stockholders can request “householding” and authorize their broker to discontinue mailings of multiple annual reports and proxy statements by contacting their broker or the Company at Vitesse Energy, Inc., Attn: Secretary, 5619 DTC Parkway, Suite 700 Greenwood Village, CO 80111, call (720) 361-2500 or email legal@vitesse-vts.com.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V35629-P02663 For Against Abstain For Against Abstain ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! Nominees: 1. Election of Directors VITESSE ENERGY, INC. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED BELOW IN PROPOSAL 1 AND FOR PROPOSAL 2. 1a. Linda L. Adamany 1d. Daniel J. O'Leary 1e. Cathleen M. Osborn 1b. Brian P. Friedman 1c. Robert W. Gerrity 1f. Randy I. Stein Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 1g. Joseph S. Steinberg VITESSE ENERGY, INC. 5619 DTC PARKWAY SUITE 700 GREENWOOD VILLAGE, CO 80111 2. Ratify Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending December 31, 2024. NOTE: In their discretion, the proxies are authorized to vote upon any other business as may properly come before the meeting or any adjournment or postponement thereof. SCAN TO VIEW MATERIALS & VOTEw VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. ET on May 1, 2024 for shares held directly. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/VTS2024 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. ET on May 1, 2024 for shares held directly. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

V35630-P02663 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The 2024 Proxy Statement and the 2023 Annual Report on Form 10-K are available at www.proxyvote.com VITESSE ENERGY, INC. Proxy Solicited on Behalf of the Board of Directors for Annual Meeting of Stockholders May 2, 2024 at 9:00 A.M., Mountain Time The undersigned stockholder of Vitesse Energy, Inc. (the "Company") hereby appoints Robert W. Gerrity, Brian J. Cree and James P. Henderson, and each of them, as attorneys and proxies, each with power of substitution and revocation, to represent the undersigned at the Annual Meeting of Stockholders of Vitesse Energy, Inc. to be held virtually at www.virtualshareholdermeeting.com/VTS2024 on May 2, 2024 at 9:00 a.m., Mountain Time and at any adjournment or postponement thereof, with authority to vote all shares held or owned by the undersigned as of the record date of March 5, 2024 in accordance with the directions indicated herein and in their discretion on such other matters as may come before the meeting. Receipt of the 2024 Notice and Proxy Statement and a copy of the Annual Report to Stockholders for the fiscal year ended December 31, 2023 is hereby acknowledged. The undersigned hereby revokes all prior proxies granted by the undersigned. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2. Continued and to be signed on reverse side